                                  EXHIBIT 3(g)

                         AMENDMENT TO SELLING AGREEMENT

                                  TRILLIUM(R)
                     SCHEDULE I - STATEMENT OF COMPENSATION
                    CANADA LIFE INSURANCE COMPANY OF AMERICA
                             AS OF JANUARY 1, 1998

Subject to the terms and conditions of this Agreement, CLAFS will pay to Selling Firm compensation based upon the premiums and purchase payments received from such Selling Firm, in accordance with applicable law, in the percentages shown below, for CLICA-issued Trillium Variable Annuity, Form 20067 and any subsequent approved form:

                                 B/D CONCESSION

OWNER'S ISSUE AGE 0-80                                 OWNER'S ISSUE AGE 81-85
-----------------------------------------              ------------------------------------------
Option A1: 5% of premium plus .25%, on                 Option A2: 2.25% of premium plus .25%
an annual basis, based on account                      annual trail, calculated as in Option
value of associated premium, .0625%                    A1.
first payable at end of 5th quarter of                 Option B2: 3% of premium, no trail.
the associated premium, end of                         OWNER'S ISSUE AGE 86-90 & ADDITIONAL
following quarters thereafter. Option                  PREMIUM ON ISSUED POLICIES, OWNER'S AGE
A1 ONLY, the trail payable will                        86-90
increase to .40% after Surrender                       ------------------------------------------
Charges are no longer applicable to                    Option A3: .50% of premium plus .50%
that premium.                                          annual trail, calculated as in Option A1.
Option B1: 6.5% of premium, no trail.
Option C: 2% of premium plus .75%
annual trail, calculated as in Option
A1.

ADDITIONAL PREMIUM AFTER OWNER'S
ATTAINED AGE 90
----------------------------------------
Option A4: .50% of premium plus .25%
annual trail, as calculated as in
Optionn A1.

SERVICE FEE AT ANNUITIZATION (Assumes "internal" annuity rates are used.
   Service Fee is only paid on annuitized proceeds that are past any applicable Surrender Charge period.)
   I 3% if payout = or > 10 years, or a life annuity, and the amount is $0 - $1 million;
   II  1.25% on amounts over $1 million with the same payout duration as I;
   III 2% if payout = or < 10 years and not a life annuity, and the amount is
       $0 - $1 million;
   IV  1.25% on amounts over $1 million with the same payout duration as III.

CHARGEBACKS: (i) In the event a policy is returned to CLICA pursuant to a "Free Look" provision, the full B/D Concession paid thereon or retained by Selling Firm pursuant to net submission of premium or purchase payment shall be charged back to the Selling Firm. (ii) Should any premium or purchase payment on any policy issued by CLICA be refunded for any reason, Selling Firm shall repay or return B/D Concession received by it with respect to such premium or purchase payment. (iii) If a policy was not issued as a result of failure of Selling Firm to submit to CLICA an application sufficient to satisfy state insurance laws or CLICA's eligibility requirements, then amounts paid to Selling Firm shall be returned or repaid. (iv) If a policy was tendered to CLICA for redemption within 10 business days of the date of activity, then amounts paid to Selling Firm shall be returned or repaid. (v) For annuitizations within 6 months of issue, 100% of all B/D Concession paid to Selling Firm will be returned or repaid, offset by an amount from 1.25% to 3%, depending on the amount and duration of payout; and for annuitizations from months 7-12 after issue, 50% of all B/D Concession paid to Selling Firm shall be returned or repaid, offset by an amount from 1.25% to 3%, depending on the amount and duration of payout. For any premium or purchase payment that has been in the Policy for more than 12 months, there shall be no chargeback on B/D Concession.

(OVER)

To the extent permitted by law, the amount so charged back may, at the option of CLICA, be set off against B/D Concession otherwise due Selling Firm. In addition, such other compensation will be payable as are from time to time agreed by the parties to the foregoing Agreement and which is in accordance with applicable law, and will be added to this schedule.

The rates of concession specified above and any rates of concession otherwise determined by the Company will be subject to change at any time by the Company but no charge will affect the rates of concession in connection with any policy effected herein for which the initial premium was due prior to the effective date of such change. Any such changes of concession will be binding upon the General Agent and/or Broker/Dealer when the Company sends notice thereof in writing to him/her and will take effect from the date specified in such notice.

ADJUSTMENTS FOR ADVANCE BROKER DEALER CONCESSIONS 1035 EXCHANGES &/OR OTHER
TRANSFERS: CLICA will advance broker dealer concessions on 1035 exchanges &/or other transfers, subject to our administrative procedures, for amounts of $50,000 or greater. (Amount subject to change without notice) When the actual premiums are received, there will be an adjustment, either positive or negative, to the actual broker dealer concession previously paid. If dollar amounts are consistently over-estimated, this privilege will be discontinued. CLICA reserves the right to discontinue this practice at any time.

Note: If there is more than one owner of a policy, the age of the oldest owner determines the level of payment.